EXHIBIT 99.1

Contact:

Heather Ashworth	Kelly Tapkas/Victoria Hofstad
Octel Corp. Investor Relations	Citigate Financial Intelligence
011-44-161-498-8889	1-201-499-3500

Octel Corp. Reports 2nd Quarter 2004 Earnings

NEWARK, DELAWARE, July 26, 2004 - Octel Corp. (NYSE: OTL) today announced its earnings for the second quarter ended June 30, 2004.

Summary

•	Second quarter 2004 net income was $3.2 million or $0.25 per share compared with second quarter 2003 earnings of $9.6 million or $0.77 per share.

•	Before TEL business goodwill impairment, second quarter 2004 earnings per share was $1.47 compared with $0.77 per share for the second quarter 2003, up 91%.

•	First half 2004 net income was $10.4 million or $0.80 per share compared with first half 2003 earnings of $20.5 million or $1.65 per share.

•	Before TEL business goodwill impairment, first half 2004 earnings per share was $2.29, 39% higher than the first half 2003.

•	Specialty Chemicals operating income up 38.1% on last year for the quarter despite a weaker dollar.

•	Strong quarter for TEL with volumes 11.3% higher than the same period last year.

•	Net cash provided by operating activities of $36.4 million in the first half-year.

•	Acquisition of remaining shareholding in Octel Starreon completed along with the acquisition of a small European based specialty chemicals company.

Earnings Comparisons

($ per share diluted)

	2Q’04	2Q’03	1H’04	1H’03
Reported Net Income in accordance with US GAAP	0.25	0.77	0.80	1.65
TEL Business Goodwill Impairment	1.22	—	1.49	—
Earnings before TEL Business Goodwill Impairment	1.47	0.77	2.29	1.65

“The second quarter continued the performance trend seen for some time with higher year over year operating income in Specialty Chemicals,” commented Dennis Kerrison, President and Chief Executive Officer. “TEL performance was also excellent with volumes higher than last year.”

Global Earnings and Cash Flow

Second quarter net income was $3.2 million or $0.25 per diluted share, compared with $9.6 million or $0.77 per diluted share in the second quarter of 2003. The reduction in income despite significantly improved trading in both TEL and Specialty Chemicals is due to charges for TEL business goodwill impairment described later in this release. TEL business goodwill impairment totalled an after tax charge of $16.0 million, or $1.22 per share for the quarter, compared with no equivalent charge for the same period 2003.

Net income for the first half of 2004 was $10.4 million or $0.80 per diluted share, compared with $20.5 million or $1.65 per diluted share in the first half of 2003. TEL business goodwill impairment totalled an after tax charge of $19.4 million, or $1.49 per share for first half year of 2004 compared with no equivalent charge for the same period last year.

Cash flow from operating activities was $19.2 million for the second quarter of 2004 bringing the year to date position to $36.4 million, well ahead of the same period last year. Net debt reduced to $28.4 million at the end of the quarter before the financing of the Octel Starreon transaction in July.

The company continued its program of share buy backs with repurchases of $1.5 million in the quarter.

Strategic Business Unit Performance (SBU)

Specialty Chemicals maintained the year over year improvement seen in prior quarters with sales of $48.2 million, 5.7% higher than the same quarter last year. Operating income for the quarter of $2.9 million was 38.1% ahead of the last year. For the year to date, sales of $101.4 million are 6.7% above last year with operating income of $6.2 million, 17.0% higher.

TEL (tetraethyl lead) sales for the quarter were $74.8 million, 9.7% above the same period last year. Volumes were 11.3% higher year over year for the quarter. Operating income before business goodwill impairment for the quarter of $35.4 million continued to benefit from strong selling price management and tight cost control. For the half-year, sales of $128.5 million were 10.8% above 2003 with volumes 4.5% higher. Operating income before business goodwill impairment of $56.7 million was 16.9% above last year’s levels.

Corporate costs, interest expense and other income/(expense) were 14.7% and 6.5% higher than last year for the second quarter and year to date respectively, a significant part of which is due to the negative translation impact of a weaker US dollar this year over last year on our predominantly non-US dollar cost base. The company continues to incur additional costs in preparation for the implementation of the Sarbanes Oxley Section 404 compliance certification where progress is in line with expectations. Corporate costs continue to be invested in growing the specialty chemicals businesses, partly offset by lower interest cost due to lower average borrowings.

TEL Business Goodwill Impairment

As previously highlighted, a non-cash goodwill impairment charge will become a regular feature of our results. This is a consequence of the finite and declining nature of the TEL business. Each quarter essentially we compare the present value of forecast after tax cash flows over the estimated/anticipated life of the product with the TEL goodwill intangible asset in the balance sheet. Predictably as time passes and we generate cash from existing TEL sales, our estimate of the total future sales reduces and with it the future cash flows. This in turn means that we expect we will need to impair the goodwill intangible on a quarterly basis in our balance sheet progressively until it reaches zero. This is fully in line with FAS 142 – Goodwill and Other Intangible Assets. The quarterly impairment charge is likely to approximate the after tax cash flow from that SBU during the quarter.

The first goodwill impairment charge of $3.4 million was necessary in the first quarter of 2004 and the charge for the second quarter is $16.0 million. We now expect that the full year charge will be around $45.0 million reflecting the excellent TEL performance in the first half year.

Use of Non-GAAP Measures

Management believes that earnings before TEL Business Goodwill Impairment, a “non-GAAP” measure, is meaningful to investors because it provides insight with respect to ongoing operating results of the company; it is also noteworthy that this is the primary performance measure used in internal reporting for our SBU’s. This measure allows for the fact that this material charge was not present in the previous year results and that year over year comparison could be misinterpreted as a result. Such measurement is not recognized in accordance with generally accepted accounting principles (GAAP) in the U.S. and should not be viewed as an alternative to GAAP measures of performance. A reconciliation of non-GAAP measures to GAAP is provided in Schedule 4.

Strategic Development

As announced earlier this month the company completed the acquisition of the remaining 50% of the Octel Starreon joint venture for a purchase price of $43 million on July 8th.

In addition, the company has recently purchased Leuna Polymer GmbH, a specialty chemicals company based near Leipzig, Germany for a consideration of €6.5 million. Leuna Polymer GmbH is a producer of cold flow improvers, which are strategic products for Octel’s Petroleum Specialties business. The company also manufactures specialist synthetic waxes and EVA co-polymers. The company has an annual turnover of approximately €23 million and the acquisition is expected to be accretive to earnings in its first year. Dennis Kerrison commented: “This small acquisition marks another positive advance along our strategic growth path, enhancing our position in the global specialty additives market. Cold flow additives (CFA) are strategic ingredients in the development of performance diesel fuels in a global market. Historically we have been disadvantaged by relying on our competitors. Growth in CFA is particularly strong in Asia Pacific. Specialty waxes are another ingredient in our portfolio of performance additives for coatings and inks. We look forward to the growth opportunities that our established routes to market can offer.”

Octel Corp., a Delaware corporation, is a global chemical company specializing in high performance fuel additives and special and effect chemicals. The company’s strategy is to manage profitably and responsibly the decline in world demand for its major product – tetraethyl lead (TEL) in gasoline – through competitive differentiation and stringent product stewardship, to expand its Specialty Chemicals business organically through product innovation and focus on customer needs, and to seek synergistic growth opportunities through joint venture, alliances, collaborative arrangements and acquisitions.

Certain of the statements made herein constitute forward-looking statements. Generally, the words “believe,” “expect,” “intend,” “estimate,” “project,” “will” and similar expressions identify forward looking statements, which generally are not historical in nature. Forward looking statements are subject to certain risks and uncertainties, including the risks associated with business plans, the effects of changing economic and competitive conditions and government regulations, that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections. Other factors that could cause actual results to differ from expectations include, without limitation, the timing of orders received from customers, the gain or loss of significant customers, competition from other manufacturers and changes in the demand for our products, including the rate of decline in demand for TEL. In addition, increases in the cost of product, changes in the market in general and significant changes in new product introduction could cause actual results to vary from expectations. Additional information may be obtained by reviewing the Company’s reports filed from time to time with the SEC.

Schedule 1

OCTEL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30		Six Months Ended June 30
	2004	2003	2004	2003
	(millions of dollars except per share data)
Net sales	$123.0	$113.8	$229.9	$211.0
Cost of goods sold	(64.9)	(64.2)	(127.2)	(121.5)
Selling, general and admin.	(22.7)	(16.6)	(43.7)	(33.6)
Research and development	(2.5)	(1.4)	(5.0)	(2.6)
Restructuring charge	(1.8)	(8.2)	(4.3)	(8.2)
Amortization of intangible assets	(2.6)	(2.5)	(5.0)	(5.1)
Impairment of TEL business goodwill	(16.0)	—	(19.4)	—
Interest expense (net)	(1.4)	(2.1)	(2.8)	(4.5)
Other net income / (expenses)	1.6	(1.5)	3.6	(2.2)

Total	(110.3)	(96.5)	(203.8)	(177.7)

Income before income taxes and minority interest	12.7	17.3	26.1	33.3
Minority interest	(0.9)	(0.8)	(1.9)	(1.7)
Income taxes	(8.6)	(4.2)	(12.8)	(8.8)

Income from continuing operations	3.2	12.3	11.4	22.8

Share of affiliated company earnings	—	0.6	—	0.6
Discontinued operations, net of tax	—	(3.3)	(1.0)	(3.4)
Cumulative effect of change in accounting principle, net of tax	—	—	—	0.5

Net income	$3.2	$9.6	$10.4	$20.5

Earnings per share
Basic	$0.26	$0.81	$0.85	$1.73
Diluted	$0.25	$0.77	$0.80	$1.65

Weighted average shares outstanding in thousands
Basic	12,405	11,906	12,291	11,883
Diluted	13,053	12,460	13,008	12,424

ANALYSIS OF BUSINESS UNIT RESULTS

	2004	2003	2004	2003
	(millions of dollars)
Net sales
TEL	$74.8	$68.2	$128.5	$116.0
Specialty Chemicals	48.2	45.6	101.4	95.0

Total	123.0	113.8	229.9	211.0

Operating income
TEL	35.4	30.2	56.7	48.5
Specialty Chemicals	2.9	2.1	6.2	5.3

Total SBU Operating income	38.3	32.3	62.9	53.8
Corporate costs, interest expense and other income/(expense)	(7.8)	(6.8)	(13.1)	(12.3)
Restructuring	(1.8)	(8.2)	(4.3)	(8.2)
Impairment of TEL business goodwill	(16.0)	—	(19.4)	—

Income before income taxes and minority interest	$12.7	$17.3	$26.1	$33.3

Schedule 2

OCTEL CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30 2004	December 31 2003
	(millions of dollars)
Assets
Current assets
Cash and cash equivalents	$78.3	$46.1
Accounts receivable, less allowance of $5.9 (2003 - $4.8)	67.5	71.7
Inventories	57.5	56.5
Prepaid expenses	7.7	4.6

Total current assets	211.0	178.9

Net property, plant and equipment	46.0	48.7
Goodwill	329.5	348.9
Intangible assets	35.8	40.8
Prepaid pension cost	119.4	115.9
Deferred finance costs	1.9	0.1
Other assets	7.0	8.3

	$750.6	$741.6

Liabilities and Stockholders’ Equity
Net short term borrowings*	$31.7	$1.7
Current portion of plant closure provisions	9.0	9.2
Current portion of deferred income	2.0	2.0
Other current liabilities	96.0	99.9
Plant closure provisions	26.0	27.0
Deferred income taxes	39.0	38.6
Deferred income	5.4	7.7
Long-term debt*	75.0	102.9
Other liabilities	17.5	15.8
Minority interest	6.7	6.6
Total Stockholders’ Equity	442.3	430.2

	$750.6	$741.6

*	Following our refinancing in January 2004 the balance sheet classification of debt at December 31, 2003, reflects payments due under the new facility.

Schedule 3

OCTEL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30
	2004	2003
	(millions of dollars)
Cash Flows from Operating Activities

Net income	$10.4	$20.5
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	10.9	11.4
Impairment of TEL business goodwill	19.4	—
Deferred income taxes	0.4	0.3
Other	0.2	3.3
Changes in working capital	(1.1)	(12.1)
Movement in plant closure provisions	(1.0)	0.7
Movements in other non-current assets and liabilities	(2.8)	(6.9)

Net cash provided by operating activities	36.4	17.2

Cash Flows from Investing Activities

Capital expenditures	(2.1)	(2.2)
Veritel	—	(6.8)
Business combinations, net of cash acquired	(0.9)	(5.8)
Other	(3.1)	2.0

Net cash used in investing activities	(6.1)	(12.8)

Cash Flows from Financing Activities

Net increase/(decrease) in borrowings	2.1	(3.6)
Dividends paid	(0.7)	(0.6)
Issue of treasury stock	4.7	0.6
Repurchase of common stock	(1.5)	—
Minority interest	0.1	0.6
Refinancing costs	(2.4)	(0.1)

Net cash used in financing activities	2.3	(3.1)

Effect of exchange rate changes on cash	(0.4)	0.7

Net change in cash and cash equivalents	32.2	2.0

Cash and cash equivalents at beginning of period	46.1	26.7

Cash and cash equivalents at end of period	$78.3	$28.7

Schedule 4

OCTEL CORP. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

Reconciliation of EBITDA to Consolidated Income Statement

	Three Months Ended June 30		Six Months Ended June 30
	2004	2003	2004	2003
	(millions of dollars)
Income before income taxes and minority interest	$12.7	$17.3	$26.1	$33.3
Add: Interest expense (net)	1.4	2.1	2.8	4.5
Add: Depreciation and amortization	5.4	5.6	10.3	11.4
Add: Impairment of TEL business goodwill	16.0	—	19.4	—

EBITDA	$35.5	$25.0	$58.6	$49.2

Reconciliation of operating income before TEL business goodwill impairment to Consolidated Income Statement

	Three Months Ended June 30, 2004	Six Months Ended June 30, 2004
	(millions of dollars)
Income before income taxes and minority interest	$12.7	$26.1
Add: Interest expense (net)	1.4	2.8
Add: Impairment of TEL business goodwill	16.0	19.4
Less: Other net income	(1.6)	(3.6)

Operating income before TEL business goodwill impairment	$28.5	$44.7

Reconciliation of net income before TEL business goodwill impairment to Consolidated Income Statement

	Three Months Ended June 30		Six Months Ended June 30
	2004	2003	2004	2003
	(millions of dollars)
Net income in accordance with US GAAP	$3.2	$9.6	$10.4	$20.5
Add: Impairment of TEL business goodwill	16.0	—	19.4	—

Net income before TEL business goodwill impairment	$19.2	$9.6	$29.8	$20.5